Exhibit 99.1

RE: NN, Inc. 207 Mockingbird Lane 3rd Floor Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY Robbie Atkinson Corporate Treasurer & Investor Relations (423) 434-8398	AT FINANCIAL RELATIONS BOARD Marilynn Meek (General info) 212-827-3773

FOR IMMEDIATE RELEASE

March 10, 2016

NN, INC. REPORTS FOURTH QUARTER 2015 RESULTS IN LINE WITH COMPANY GUIDANCE

•	Net sales of $183.9 million, an increase of $30.1 million

•	Adjusted income from operations grew to $19.4 million

•	Adjusted net income of $6.8 million or $0.25 per diluted share

Johnson City, Tenn, March 10, 2016 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Results

Net sales for the fourth quarter of 2015 increased $30.1 million, or 20% to $183.9 million, compared to $153.8 million for the fourth quarter of 2014. Acquisitions added $42.2 million in revenue. Negative currency impacts reduced reported net sales by $11.7 million versus the fourth quarter of last year.

Adjusted income from operations for the fourth quarter of 2015 was $19.4 million, an increase of 63%, compared to $11.9 million for the same period in 2014. Adjusted net income was $6.8 million, or $0.25 per diluted share, compared to $6.7 million, or $0.35 per diluted share for the same period in 2014.

Richard Holder, President and Chief Executive Officer, commented, “Our performance for the quarter was in line with our guidance and expectations. Our operations continued to make improvements under the NN Operating System as we began in earnest to transform how we go to market.”

2015 Results

Net sales for the fiscal year 2015 increased $178.7 million, or 37%, to $667.3 million, compared to $488.6 million for the year ended December 31, 2014. Acquisitions added $212.5 million in revenue. Negative currency impacts reduced reported net sales by $39.1 million versus the prior year.

Adjusted income from operations for the year ended December 31, 2015 was $65.7 million, an increase of 59%, compared to $41.2 million for fiscal year 2014. Adjusted net income increased to $32.4 million, or $1.53 per diluted share, compared to $25.0 million, or $1.37 per diluted share for the same period in 2014.

Mr. Holder commented, “2015 saw the Company diversify its market segment exposure as we continue to deliver on our commitments to improve our operating performance through the implementation of the NN Operating System. We are looking forward to 2016 when we will continue to execute on our strategic plan”

Business Group Results

Autocam Precision Components

Net sales for the fourth quarter of 2015 were $75.9 million, compared to $81.6 million in the fourth quarter of 2014, a decrease of $5.7 million. Negative currency and economic conditions, primarily in South America accounted for the decline. Adjusted income from operations for the quarter increased $0.6 million to $8.7 million, compared to $8.1 million in the fourth quarter of 2014.

Holder commented, “Despite persistent challenges related to currency and macro-economic headwinds in South America, using the NN Operating System our APC business and their focus on CAFE Technologies continues to perform well.”

Precision Bearing Components

Net sales for the group decreased $5.7 million to $58.8 million during the fourth quarter of 2015, compared to $64.5 million for fourth quarter 2014. Negative currency impacts of $7.1 million accounted for the decline. Adjusted income from operations for the fourth quarter was $3.3 million, compared to $7.0 million in the fourth quarter of 2014.

Holder commented, “Beginning with the fourth quarter we have rebranded our bearing components group as the Precision Bearing Components group. This important change aligns with our core belief that everything we do requires precision and provides for the group’s continued increase in production in materials other than metal.” Holder continued, “The continued effects of negative currency translation as well as the organizational realignments made during the year weighed on our PBC business during the quarter. Beginning in the first quarter of 2016, we expect these pressures to subside.”

Precision Engineered Products

Holder continued, “As we discussed on the third quarter conference call and beginning with the fourth quarter our precision plastics portfolio has been absorbed into the PEP group.”

Net sales for the fourth quarter increased $41.4 million to $49.1 million, compared to $7.7 million for the same period in 2014. Acquisitions accounted for $42.2 million of the increase. Adjusted income from operations for the quarter was $10.1 million, compared to $0.4 million in 2014.

Holder continued, “The acquisition of PEP was an important step in our strategic plan to expand our market segments, balance our cyclicality and enhance our value on an ongoing basis.”

Guidance

Holder continued, “We continue to be optimistic about the opportunities in many of our market segments for 2016 and reaffirm our guidance for the year.”

The full set of financial guidance for the first quarter and full year 2016 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

Holder concluded, “The fourth quarter was a transformational time in NN’s history. With the completion of the PEP acquisition we now have the market segments and diversification laid out in our strategic plan to compete across the economic cycle. Using the NN Operating System, 2016 will be a year when we focus on deleveraging and unlocking the growth potential within all our market segments.”

GAAP Results

On a GAAP basis, income from operations for the fourth quarter of 2015 was negative $8.9 million, compared to $8.6 million for the same period in 2014. Net income on a GAAP basis for fourth quarter of 2015 resulted in a net loss of $27.1 million, or $(1.01) per diluted share. This compares to net income of $1.6 million, or $0.08 per diluted share in the fourth quarter of 2014. The loss in fourth quarter 2015 was driven by acquisition, financing and restructuring costs, which totaled $30.1 million, net of tax.

On a GAAP basis, income from operations for the year ending December 31, 2015 was $28.7 million, compared to $27.7 million for the same period in 2014. Net income on a GAAP basis for fiscal year 2015 resulted in a net loss $9.6 million, or $(0.45) per diluted share. This compares to net income of $8.2 million, or $0.45 per diluted share in fiscal year 2014. The loss for fiscal year 2015 was driven primarily by acquisition, financing and restructuring costs, which totaled $33.9 million, net of tax.

On a GAAP basis, income from operations for fourth quarter 2015 in the Autocam Precision Components Group was $4.0 million compared to $7.1 million for the same period in 2014.

On a GAAP basis, income from operations for fourth quarter 2015 in the Precision Bearing Components Group was $1.2 million compared to $6.8 million for the same period in 2014.

On a GAAP basis, income from operations for fourth quarter 2015 in the Precision Engineer Products Group was negative $5.0 million compared to $0.4 million for the same period in 2014.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com.

The conference call can also be accessed by dialing 800-505-9568 or 416-204-9271 Conference ID: 7636495. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The Company discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted net income. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The attached financial tables include a reconciliation of adjusted income from operations and adjusted net income to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 42 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding completed acquisitions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands of Dollars, Except Per Share Data)	2015	2014	2015	2014
Net sales	$183,855	$153,761	$667,280	$488,601
Cost of products sold (exclusive of depreciation and amortization shown separately below)	147,773	119,879	525,993	384,889
Selling, general and administrative	14,771	13,957	51,902	43,756
Acquisition related costs excluded from selling, general and administrative	6,256	2,168	10,884	9,248
Depreciation and amortization	18,780	8,322	44,482	22,146
Restructuring and impairment charges	5,195	875	5,294	875

Income from operations	(8,920)	8,560	28,725	27,687
Interest expense	13,357	5,556	29,899	10,895
Write-off of unamortized debt issuance cost	18,673	—	18,673	1,398
Other expense, net	1,091	453	3,103	2,222

Income before provision (benefit) for income taxes and share of net income from joint venture	(42,041)	2,551	(22,950)	13,172
Provision (benefit) for income taxes	(13,923)	1,539	(9,914)	5,786
Share of net income from joint venture	951	606	3,454	831

Net income (loss)	$(27,167)	$1,618	$(9,582)	$8,217
Basic income (loss) per common share:	$(1.01)	$0.08	$(0.45)	$0.46

Weighted average shares outstanding	26,840	19,317	21,181	17,887

Diluted income (loss) per common share:	$(1.01)	$0.08	$(0.45)	$0.45

Weighted average shares outstanding	26,840	19,317	21,181	18,253

Cash dividends per common share	$0.07	$0.07	$0.28	$0.28

NN, Inc.

Condensed Balance Sheets

(In thousands)

(Unaudited)

(In Thousands of Dollars)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$15,087	$37,317
Accounts receivable, net	123,005	97,510
Inventories	119,783	91,469
Other current assets	22,698	16,503

Total current assets	280,573	242,799
Property, plant and equipment, net	318,968	278,442
Goodwill, net	453,882	83,941
Intangible asset, net	282,169	52,827
Investment in joint venture	38,459	34,703
Other non-current assets	24,748	20,001

Total assets	$1,398,799	$712,713

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,101	$71,094
Accrued salaries, wages and benefits	21,125	21,148
Income taxes payable	8,650	3,274
Current maturities of long-term debt	11,714	22,160
Current portion of obligations under capital lease	4,786	5,418
Other current liabilities	21,275	14,504

Total current liabilities	136,651	137,598
Non-current deferred tax liabilities	121,585	49,461
Long-term debt, net of current portion	808,359	328,026
Accrued post-employment benefits	6,157	6,972
Obligations under capital lease, net of current portion	9,573	14,539
Other non-current liabilities	4,742	2,418

Total liabilities	1,087,067	539,014
Total stockholders’ equity	311,732	173,699

Total liabilities and stockholders’ equity	$1,398,799	$712,713

NN, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

(Unaudited)

Reconciliation of net income to adjusted net income:

NN, Inc. – Total Company	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$(27,167)	$(1.01)	$1,618	$0.08
After tax acquisition and integration expenses	25,561	0.95	3,199	0.17
After-tax foreign exchange loss on inter-company loans	31	—	317	0.02
After-tax impairment charges	4,565	0.17	577	0.03
Amortization of intangibles & deferred financing costs	3,796	0.14	969	0.05

Adjusted Net Income	$6,786	$0.25	$6,680	$0.35

Reconciliation of net income to adjusted net income:

NN, Inc. – Total Company	Twelve Months Ended December 31, 2015		Twelve Months Ended December 31, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$(9,582)	$(0.45)	$8,217	$0.45
After tax acquisition and integration expenses	29,373	1.39	13,553	0.74
After-tax foreign exchange loss on inter-company loans	952	0.04	1,197	0.07
After-tax impairment charges	4,575	0.22	577	0.03
Amortization of intangibles & deferred financing costs	7,040	0.33	1,435	0.08

Adjusted Net Income	$32,358	$1.53	$24,979	$1.37

Reconciliation of income from operations to adjusted income from operations:

NN, Inc. – Total Company	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
	(In Thousands)	(In Thousands)	(In Thousands)	(In Thousands)
Income from operations	$(8,921)	$8,560	$28,725	$27,687
Restructuring & impairment charges	5,451	875	5,451	875
Acquisition and integration expenses	17,931	1,452	23,749	11,311
Amortization of intangibles	4,940	971	7,790	1,340

Adjusted Income from operations	$19,401	$11,858	$65,715	$41,213

Reconciliation of income from operations to adjusted income from operations:

NN, Inc. – Autocam Precision Components Group	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
	(In Thousands)	(In Thousands)
Income from operations	$3,993	$7,171
Restructuring & impairment charges	2,634	—
Acquisition and integration expenses	1,185	—
Amortization of intangibles	889	904

Adjusted Income from operations	$8,701	$8,075

Reconciliation of income from operations to adjusted income from operations:

NN, Inc. – Precision Bearing Components Group	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
	(In Thousands)	(In Thousands)
Income from operations	$1,186	$6,749
Restructuring & impairment charges	2,019	145
Amortization of intangibles	52	67

Adjusted Income from operations	$3,257	$6,961

Reconciliation of income from operations to adjusted income from operations:

NN, Inc. – Precision Engineered Products Group	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
	(In Thousands)	(In Thousands)
Income from operations	$(5,027)	$404
Acquisition and integration expenses	11,150	—
Amortization of intangibles	3,999	—

Adjusted Income from operations	$10,122	$404

The Company discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted net income. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses and foreign-exchange impacts on intercompany loans. We believe the presentation of adjusted income from operations and adjusted net income provides useful information in assessing our results of operations and potential future results. These measures should not be considered as an alternative to their comparable GAAP measures, nor should they be considered in isolation, or as a substitute for analysis of our results reported under GAAP.